EMPLOYMENT AGREEMENT

         THIS AGREEMENT (the "Agreement") is made and entered into as of August 18, 1998, by and between Electropharmacology, Inc. (the "Company"), a Delaware corporation, and Krishna Jayaraman ("Executive").

         WHEREAS, the Company desires to retain Executive in its employ as the President and Chief Executive Officer of the Gemini Biotech Division of the Company for the period provided in this Agreement, and Executive has agreed to employment with the Company in accordance with the contractual terms and conditions set forth below;

         WHEREAS, the Company and Executive have discussed and Executive has agreed that this Agreement supersedes any and all agreements, oral and written, between the parties hereto with respect to the subject hereof; and

         WHEREAS, this Agreement is intended to, and shall, set forth the definitive agreement of the parties.

         NOW, THEREFORE, for and in consideration of the recitals and premises, and the promises, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment. The Company hereby employs Executive, and the Executive hereby accepts such employment with the Company, for the term of employment set forth in Section 2 hereof, all upon the terms and conditions hereafter set forth.

2. Term. Employment shall be for a term commencing on the date hereof and subject to prior termination as provided under Sections 8, 9, 10, 12, or 13 hereof expiring on the third annual anniversary of this date (the "Term"). However, the Term shall automatically be renewed and extended for one additional year upon the third and subsequent annual anniversaries of this date, upon the terms and conditions set forth herein, unless prior to any such anniversary date, either party to this Agreement gives the other party written notice (delivered in accordance with Section 21 hereof and at least 90 days prior to the expiration of the previous term) of such party's intention not to further extend the Term. For purposes of this Agreement, any reference to the "Term" shall include the original term and any renewal and extension thereof.

3. Duties of Executive. Executive shall serve as the President and Chief Executive Officer of the Gemini Biotech Division of the Company. Executive shall perform such executive duties as a President and Chief Executive Officer of a Division of the Company would normally perform or as otherwise specified in applicable provisions of the By-Laws of the Company in effect on the date of this Agreement, and shall perform, in addition thereto, such other reasonable duties as the Board of

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

Directors (the "Board") may reasonably request. Except as may otherwise be approved in advance by the Board and except during vacation periods of absence due to sickness, personal injury or other disability, Executive shall devote substantially all of his normal working time and his best efforts to the performance of his duties hereunder. Notwithstanding the foregoing, nothing contained herein shall preclude Executive from (i) serving on the boards of directors of other companies or organizations with the approval of the Board (not to be unreasonably withheld) or (ii) pursuing his personal, financial and legal affairs provided that such activity does not materially interfere with the performance of Executive's obligations hereunder. It is agreed and understood that Executive shall have full control of and authority over the day to day operations of the Gemini Biotech Division of the Company.

4.  Compensation.

         (a) For the period commencing on the date of this Agreement and ending on December 31, 1998, Executive's base salary shall be $120,000 on an annualized basis. The Executive's base salary shall be reviewed at least once per calendar year by the Board to determine whether an increase in Executive's base salary is warranted, and if so, the amount of the increase, provided that in no calendar year shall Executive's base salary, on an annualized basis, be less than one hundred and three percent (103%) of the Executive's base salary, on an annualized basis, for the prior calendar year.

         It is further agreed that Executive's base salary, in an annualized basis, shall be raised to $150,000 upon the earlier of (a) the consummation of one or more equity financings by the Company that aggregate at least $2,000,000, or (b) twelve consecutive months of monthly revenues of the Gemini Biotech Division of the Company which in the aggregate exceed $1,000,000. Monthly revenues shall mean monthly gross revenues from persons and entities not affiliates of the Company as determined under generally accepted accounting principles.

         It is further agreed that the Executive's base salary, on an annualized basis shall be raised to $200,000 upon the earlier of (a) the consummation of one or more equity financings (in addition to the above financings) by the Company that aggregate at least $4,000,000, or (b) twelve consecutive months of monthly revenues of the Gemini Biotech Division of the Company which in the aggregate exceed $3,000,000.

         Such base salary shall be payable at the times and in the manner consistent with the Company's general policies regarding compensation of executive employees, but in no event less frequently than bi-monthly.

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

         (b) In addition to the base salary provided by Section 4(a) above, Executive shall be eligible annually to receive any incentive bonus whether in cash or property, (the "Bonus"), that the Board may grant to him based on the Company's executive compensation plan then in effect, based on the Board's assessment of Executive's individual performance, which decision shall be made by the Board in its sole discretion. Any such Bonus shall be payable on the next date on which Executive is entitled to receive a payment of his base salary. The Board may from time to time authorize such additional compensation to Executive, in cash, property, options or warrants as the Board may determine in its sole discretion to be appropriate.

         (c) The Company shall grant to Executive, pursuant to the Company's Stock Option Plan, a stock option to purchase 250,000 shares of the Company's common stock at a price equal to the last reported sales price of the Company's common stock for the date hereof as reported in the OTC Bulletin Board. Such stock option shall be immediately exercisable with respect to 20% of the shares covered thereby and such stock option shall be exercisable with respect to an additional 25% of the shares covered thereby on each of the first and the second anniversary dates of this Agreement , and an additional 30% of such shares shall be exercisable on the third anniversary of the date of this Agreement. Notwithstanding the foregoing, in the event Executive's employment hereunder is terminated by the Company other than for Cause (as defined herein) or by Executive by Permitted Resignation (as defined herein) prior to the end of the Term, such stock option shall immediately vest and become exercisable in accordance with Section 11(c) hereof. If Executive is terminated for Cause, all stock options, whether or not vested, shall immediately terminate without any payment made therefor. If Executive resigns (other than by Permitted Resignation), all unvested stock options whether or not vested, shall immediately terminate without any payment made therefor. Upon Executive's death or Disability (as defined herein), all unvested stock options that are to vest on the next anniversary date of this Agreement shall immediately vest and become exercisable and all other unvested stock options shall immediately terminate without any payment made therefor. The Agreement evidencing such stock option shall be substantially in the form attached hereto as Exhibit A.

5.       Executive Benefits.

         (a) In addition to the compensation described, in Section 4, the Company shall make available to Executive and his eligible dependents such benefits as are comparable to those provided to other executive employees of the Company, including without limitation, any group hospitalization, health, dental care or sick leave plan, life or other insurance or death benefit plan, travel or accident insurance, retirement income or pension plan, employee stock option plan or other present or future group employee benefit plan or program of the Company for which key executives are or shall become

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

              eligible, and Executive shall be eligible to receive during the Term all benefits for which executives are eligible under every such plan or program to the extent permissible under the general terms and provisions of such plans and programs and in accordance with the provisions thereof. Executive shall be eligible to participate in any Company incentive plan or program, including an employee stock option plan, deferred compensation, or other management incentive program under the terms and conditions applicable to other executive and management employees and in a manner commensurate with Executive's position and level of responsibility with the Company as compared to the position and level of responsibility of other executive employees of the company as determined by the Board in its sole discretion, provided that, except to the extent specifically set forth in Sections 11, 12, and 13, the Executive shall not be permitted to participate in termination pay programs.

          (b) In addition to any life insurance coverage made available to Executive under Section 5(a) hereof, the Company shall provide, at its sole cost and expense, term life insurance contract on Executive's life as dictated by the Benefit Life Insurance Company Loan requirements.

          (c) The Company shall pay to Executive an automobile allowance in the amount of $500 per month during the Term.

          (d) The Executive will accrue vacation time at a rate which results in 20 days (160 hours) of paid vacation time per year. The Executive may carry over from year to year up to 10 days (80 hours) of unused vacation time. Notwithstanding anything herein to the contrary, the Executive may not take more than two (2) weeks' vacation during any twelve (12) week period without the prior written permission of the Board, which shall not be unreasonably withheld.

6. Expenses. The Company shall also pay or reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with his duties on behalf of the Company in accordance with the general policies of the Company and his employment by the Company pursuant to this Agreement.

7. Place of Performance. Unless otherwise agreed by Executive, Executive shall be based at the principal executive offices of the Gemini Biotech Division of the Company which shall be located in Harris County, Texas, or in adjacent counties, provided that the Executive shall be required to travel as reasonably required for Company business.

8. Termination. The Company may terminate Executive's employment hereunder at any time with or without Cause. For purposes of this Agreement, Cause shall mean.

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

          (a) Executive's conviction by, or entry of a plea of guilty or nolo centendere in a court of competent and final jurisdiction for any crime involving moral turpitude or punishable by imprisonment in the jurisdiction (provided that if Executive's conviction is subsequently overturned, and the Company has terminated Executive pursuant to this Section 8(a), such termination shall be deemed to be without Cause and Executive shall be entitled to receive the payments and benefits set forth in Section 11, together with interest at the prime rate in effect from time to time as reported in the Wall Street Journal, from the date such payments would have been due to Executive had such termination been without Cause until the date such payments are made to Executive);

          (b) Executive's breach of any of the covenants contained in Exhibit B referred to in Section 25 of this Agreement;


          (c) Executive's commission of an act of fraud whether prior to or subsequent to the date hereof, upon Employer;

          (d) Executive's continuing repeated willful failure or refusal to perform his duties as required by this Agreement, provided that termination of Executive's employment pursuant to this subparagraph (d) shall not constitute valid termination for cause unless Executive shall have first received written notice from the Board stating with specificity the nature of such failure or refusal and affording Executive at least fifteen (15) days to correct the act or omission complained of;

          (e) Gross negligence, insubordination or material violation by Executive of any duty of loyalty to the Company or any other material misconduct on the part of Executive, provided that termination of Executive's employment pursuant to this subparagraph (e) shall not constitute valid termination for cause unless Executive shall have first received written notice from the Board stating with specificity the nature of such failure or refusal and affording Executive at least fifteen (15) days to correct the act or omission complained of;

          (f) A material breach of this Agreement by Executive provided that if such breach is curable, the Executive has been given written notice of such alleged breach, and not less than thirty (30) days to cure such alleged breach or such longer period as may be reasonably necessary to cure such breach provided that Executive is diligently pursuing such cure.

9. Resignation.

          (a) In the event that the Company shall during the Term (i) fail to continue Executive as President and Chief Executive Officer of the Gemini Biotech

              Division of the Company, (ii) reduce Executive's base salary below the minimum amount specified in Section 4(a) without Executive's prior written consent, (iii) breach any material term of this Agreement, which breach, if curable, is not cured within thirty
              (30) days after the Company receives notice of such alleged breach or such longer period as may be reasonably necessary to cure such breach as long as the Company is diligently pursuing such cure, or
              (iv) Relocate (as defined herein) the Executive, without the Executive's prior consent, within one year after the closing of and due to a Change of Control event (as defined herein) not proposed or recommended by the Executive, then the Executive, at his sole option, may give notice to the Company of his election to resign and terminate this Agreement ("Permitted Resignation") effective immediately upon receipt of such notice (delivered in accordance with Section 21 hereof), or effective upon such other date (not later than ten(10) days following such notice) that the Executive may designate in such notice, provided that if the Executive does not give such notice within ten (10) days after the occurrence of the event giving rise to such right to terminate(which ten (10) day period, in the case of (iii), shall not commence until the termination of any applicable cure period), the Executive shall be deemed to have irrevocably waived such right to cause a Permitted Resignation.

          (b) For Purposes of Section 9(a), the term "Relocate" shall mean a move of more 30 miles from the then place of performance of Executive, as set forth in Section 7 and a "Change of Control" shall mean the occurrence during the term of this Agreement of any of the following events:
                  (i) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than fifty percent (50%) of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors ("Voting Stock") of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction; or
                  (ii)The Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than fifty percent (50%) of the combined voting power of the then outstanding Voting Stock of such corporation or person immediately prior to such sale or transfer; or
                  (iii) If, during any period of two consecutive years, (1) individuals who at the beginning of any such period constitute the directors of the Company and (2) such other persons as are nominated or elected by a vote of the directors of the Company, collectively, cease for any reason (other than voluntary resignation, death or removal by the stockholders for incompetence) to constitute at least a majority of the directors of the Company; provided, however, that for purposes of this clause 9(b)(iii) each director who is first

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

                  elected, or first nominated by a vote of the Board (or a committee thereof) then still in office who were directors of the Company at the beginning of any such period will be deemed to have been a director of the Company at the beginning of such period.

10. Death. The term of this Agreement shall terminate on the death of Executive.

11. Termination Payments and Benefits. If Executive's employment hereunder is terminated by the Executive by Permitted Resignation or by the Company other than for Cause, prior to the end of the term of this Agreement, then the Company shall be obligated to pay to Executive certain termination payments and make available certain benefits as follows:

    (a) Termination Payment. The Company shall pay to the Executive a lump sum in cash, payable within ten (10) business days after the effective date of such termination, (1) equal to 85% of an amount equal to the remaining portion of the base annual salary to which Executive would have been entitled hereunder during the unexpired portion of the Term, excluding any renewals.

    (b) Special Change in Control Termination Payments. Notwithstanding 11(a), if there is a Permitted Resignation following a Relocation due to a Change in Control as provided in Section 9(a)(iv), the payment to the Executive under Section 11(a) shall be limited to the Executive's base salary pursuant to Section 4(a) plus the Executive's average annual bonus granted pursuant to Section 4(b) hereof during the two-year period (or such shorter period during which the Executive is employed by the Company) immediately preceding the Executive's termination.

    (c) Stock Options. Notwithstanding any provision to the contrary in any option agreement or other agreement or in any plan (1) all of Executive's outstanding stock options shall immediately vest and become exercisable and Executive shall have the full term of the option to exercise any of the Executive's stock option, and (ii) all restrictions on any other equity awards relating to continued performance of services shall lapse.

    (d) Benefits. Subject to Section 15, following the termination of Executive's employment, the Company shall use its reasonable best efforts to maintain in full force and effect for the continued benefit of the Executive all group hospitalization, health and dental care plans and life insurance plans in which Executive was entitled to participate immediately prior to Executive's termination or shall arrange to make available to Executive benefits substantially similar to those which Executive would otherwise have been entitled to receive if his employment had not been terminated until the earliest to occur of the following: (i) one year after the Executive's date of termination; (ii) the end of the Term; or (iii) Executive is reemployed. Such benefits shall be provided to the Executive on the same terms and conditions (including, without limitation, employee contributions toward the premium payments) under which Executive was entitled to participate immediately prior to his termination. and the Company shall not be required to make any additional insurance premium payments pursuant to Section 5(b). Notwithstanding the foregoing, with respect to Executive's continued coverage under the Company's medical and dental plan, or a successor plan, pursuant to this provision, Executive's "qualifying event" for purposes of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") shall be his date of termination from the company.

12. Other Termination. If the Company terminates this Agreement for Cause or if Executive terminates this Agreement for any reason other than by Permitted Resignation or if Executive dies or in the event of Executive's Disability, then the Company and Executive shall have no further obligation hereunder except as follows or except as specifically provided in any available plan, program or agreement. The Company shall pay Executive his then current minimum base salary through the effective date of such termination. If Executive terminated this Agreement other than by Permitted Resignation, he shall receive such benefits, if any, as are afforded by the Company under its then existing policies applicable to employees who voluntarily terminate their employment; and Executive shall have the rights set forth in Section 13 hereof in the event of termination of this Agreement upon his Disability.

13. Disability. During the term of this Agreement, the Company shall have an obligation to reasonably accommodate Executive, if Executive becomes disabled. If despite such reasonable accommodation, Executive is unable to perform the essential functions of this job, Executive's duties and obligations hereunder shall cease and the Company shall pay to Executive in cash, for each calendar year until Executive reaches the age of 65 and at times at which Executive would have received payment of his base salary, an amount equal to 60% of the Executive's highest annual base salary pursuant to Section 4(a) then in effect for the period prior to Executive's Disability. For this purpose, the Company shall maintain in full force and effect during the term of this Agreement an insurance policy with an insurance company that shall provide for the payment of such amounts to Executive upon his Disability. "Disability" shall be defined as in the insurance policy referenced in Section 13(a) hereof. For the period during which Executive is entitled to receive payments under this Section 13, the Company shall use its reasonable best efforts to maintain in full force and effect for the continued benefit of Executive all employee welfare benefit plans, as provided for under the insurance policy limits, except for life insurance provided for under Section 5(b); and except for the automobile allowance set forth in Section 5(c). Such welfare benefits shall be provided to Executive on the same terms and conditions (including employee contributions toward the premium payments) under which Executive was entitled to participate immediately prior to this Disability. The Company shall have no monetary obligation under this Section 13 if the Executive is not insurable under an insurance policy with a reasonably priced premium, as determined by the Company in its sole and absolute discretion.

14. No Other Termination Compensation. Except as specifically provided in Sections 11, 12 and 13 hereof, upon termination of this Agreement for any reason, Executive shall not be entitled to any severance pay or to any other compensation or payments (by way of salary, damages or otherwise) of any nature relating to this Agreement or otherwise relating to or arising out of his employment by the Company.

15. Arbitration. Any dispute between the parties under this Agreement shall be submitted to binding arbitration in Harris County, Texas and such arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. The determination of the arbitrators shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The expenses of arbitration, including reasonable attorneys' fees, shall be borne by the losing party or as the arbitrators shall otherwise equitably determine.

16. Indemnification. To the maximum extent permitted under the corporate laws of the State of Delaware, or, if permitted by applicable law and more favorable, the By-Laws of the Company as in effect on the date of this Agreement, (a) Executive shall be indemnified and held harmless by the Company, as provided under such corporate laws or such By-Laws, as applicable, for any and all actions taken or matters undertaken, directly or indirectly, in the performance of his duties and responsibilities under this Agreement or otherwise on behalf of the Company, and (b) without limiting clause (a), the Company shall indemnify and hold harmless Executive from and against (i) any claim, loss, liability, obligation, damage, cost, expense, including attorneys fees, action, suit, proceeding or cause of action (collectively, "Claims") arising from or out of or relating to Executive's performance as an officer, director, employee or agent of the Company or any of its affiliates or in any other capacity, including, without limitation, any fiduciary capacity, in which Executive serves at the request of the Company, and (ii) any cost or expense (including, without limitation, fees and disbursements of counsel) (collectively, "Expenses") incurred by Executive in connection with he defense or investigation thereof. If any claim is asserted or other matter arises with respect to which Executive believes in good faith Executive is entitled to indemnification as contemplated hereby, the Company shall pay the Expenses incurred by Executive in connection with the defense or investigation of such Claim or matter (or cause such Expense to be paid) on a monthly basis, provided that Executive shall reimburse the Company for such amounts, plus simple interest thereon at the then current prime rate as reported in the Wall Street Journal as in effect from time to time, compounded annually, if Executive shall be found, as finally judicially determined by a court of competent jurisdiction, not to have been entitled to indemnification hereunder.

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

17. Agreement. This Agreement supersedes any and all other agreements, either oral or written, between the parties with respect to such subject matter, and Executive has received legal counsel regarding the entirety of the Agreement.

18. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to law.

19. Successors and Binding Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive acting reasonably, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purpose of this Agreement). This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. The rights of the Company under this Agreement may without the consent of Executive, be assigned by the Company in its sole and unfettered discretion (a) to any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company, or (b) to any subsidiary or affiliate of the Company (the "Company Group"), or any transferee, whether by purchase, merger or otherwise, which directly or indirectly acquires all or substantially all of the assets of the Company or any other member of the Company Group.

20. Notices. For all purposes of this Agreement, all communications, including, without limitation, notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or two business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive offices and to Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

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

21. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed and constructed in accordance with the substantive laws of the State of Texas.

22. Severability and Reformation. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of the parties under this Agreement would not be materially and adversely affected thereby, such provision shall be fully separable, and this Agreement shall be constructed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom, and, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the parties hereto request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance herewith.

23. Survival of Provisions. Notwithstanding any other provision of this Agreement, the parties' respective rights and obligations under any provisions that provide a party with rights (including, without limitation, rights to receive payments) that have not been fully satisfied as of such termination or expiration, will survive any termination or expiration of this Agreement or the termination of Executive's employment for any reason whatsoever.

24. Nondisclosure; Competitive Activity. The agreement attached as Exhibit A shall be in full force and effect and inure to the benefit of the Company and Executive.

25. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Unless otherwise noted, references to "Sections" are to section of this Agreement. The captions used in this Agreement are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement. Nothing contained in this Agreement shall, in any manner whatsoever, be construed to alter or influence the rights or obligations of Executive under the terms of the Capital Contribution Agreement between the Company, EPi HealthTech Inc., Gemini Biotech Ltd., Gemini Biotech, Inc. Shashikala Jayaraman and Executive dated June 18, 1998, the Master Agreement between the Company and Executive et. al dated June 28, 1998, as amended on August 3, 1998, the Registration Rights Agreement between the Company and Executive et.

al dated June 28, 1998, and the Limited Partnership Agreement of Gemini Health Technologies L.P. between Epi HealthTech Inc., Executive and Shashikala Jayaraman dated June 18, 1998.

26. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties hereof have executed this Agreement as of the day and year first above written.


ELECTROPHARMACOLOGY, INC.                        EXECUTIVE:


By: /s/ Arup Sen                                 /s/ Krishna Jayaraman
    -------------                                ----------------------
Its: Chairman & CEO                              Krishna Jayaraman, Ph.D.

Date: ___2/23/99 __________                      Date: __ 2/19/99______________



Attachments:

Exhibit A: Employee Non-Disclosure, Confidentiality and Noncompetition Agreement Exhibit B Incentive Stock Option Agreement

                            Exhibit A of Exhibit 10.1
                            ELECTROPHARMACOLOGY, INC.

           EMPLOYEE NONDISCLOSURE, CONFIDENTIALITY AND NONCOMPETITION
                                    AGREEMENT

This Agreement (the "Agreement") is made between Electropharmacology, Inc., a Delaware Corporation including its Gemini Biotech Division (collectively the "Company") and Krishna Jayaraman (the "Employee").

                                    RECITALS


A. The Employee recognizes and agrees that the Company is and will be engaged in research, development, production or commercialization of products and technologies that are valuable assets of the Company. The Company is engaged in a very competitive business. Because of the nature of this business, the Company may be irreparably harmed by certain activities of the Employee. These activities include unauthorized disclosure of Company's confidential information, entering into a business, that competes with the Company, during or following the term of employment of the Employee by the Company, appropriating or diverting business or customers of the Company and inducing employees and/or independent contractors of the Company to leave the employment or engagement of the Company, all of which are in violation of the Employee. Employees may be able to do these unfair acts because of information which is learned and contacts which are made by the Employee while in the employment with the Company. Therefore, the Company desires to protect itself by requiring the Employee to agree to reasonable restrictions concerning certain of the Employee's activities during and after termination of employment with the Company. These restrictions are intended to prevent harm directly or indirectly to the Company (its directors, employees, independent contractors whose business or compensation depends upon the continuos success of the Company).

B.       The Employee understands and agrees that:

                  1. As part of his or her employment by the Company, the Employee is (or may be) expected to make or develop new contributions and/or Inventions, as further defined in Section 10 that are of value to the Company and that are intended to belong to the Company.
                  2. Employment by the Company creates a relationship of confidence and trust between the Employee and the Company with respect to any information applicable to the business of the Company.
                  3. The Company possesses and may acquire information, which has commercial value in the business in which the Company is engaged. All such information is hereinafter called "Proprietary Information". By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, designs, concepts, know-how, improvements, proposals, Inventions (as further defined herein below) whether patentable or not, techniques, marketing plans, strategies, forecasts, financial and cost information and customer lists.

                                A G R E E M E N T

         NOW THEREFORE, in consideration of the foregoing and of the Employee's employment or continued employment by the Company, as the case may be, and the compensation or other benefits received by the Employee from the Company during the course of such employment, the Employee hereby agrees as follows:

         1. For purposes of this Agreement, the business of the Company shall be deemed to be the design, development and commercialization of (i) drugs or diagnostics based on amino acids or nucleosides and (ii) drug delivery or tissue repair by electromagnetic signals or mild electric currents. The business as described herein may be amended by the Company based on licensing, acquisitions and other transactions by the Company relating to technologies, products or businesses.

         2. The Employee agrees that while employed by the Company, the Employee will not engage in any other employment or business, which would interfere with performance of the Employee's duties to the Company.

         3. The Employee agrees not to take any steps preliminary or otherwise to set up or engage in any business enterprise that would be in competition with the Company's business until after termination of employment with the Company. The restriction in this section shall include, but not be limited to, plans to set up, establish or engage in a business enterprise in competition with the Company and plans to seek or accept employment from anyone in competition with the Company.

         4. Employee agrees to inform the Company of any business opportunities relating to the business of the Company, which comes to the attention of the Employee.

         5. The Employee agrees that during the period of his or her employment under this Agreement and for a period of one (1) year after termination of his or her employment with the company for any reason, he or she shall not directly or indirectly own, manage, operate, control, be employed by, be a shareholder of, be a director of, be an officer of, participant in, contract with or be connected in any capacity or any manner with any business that directly or indirectly (whether through related companies or otherwise) competes with the Company's business in any state in the U.S. or any province or prefecture, as the case may be, in a foreign country with the Company.

         6. The Employee agrees that during the period of his employment under this Agreement and for a period of one (1) year following the termination of his employment with the Company for any reason, he or she shall not supervise, manage, hire, cause to be hired or otherwise induce any employee or independent contractor of the Company to leave the employment of the Company.

         7. The Employee agrees that during the period of his or her employment and for a period of one (1) year after termination of his or her employment with the Company for any reason, he or she shall not appropriate, divert or assist another to appropriate or divert any business or customer away from the Company or attempt to do any of the foregoing.

         8. The Employee agrees that all Proprietary Information is the sole property of the Company and the Company is the sole owner of all intellectual property rights related thereto. The Employee hereby assigns to the Company all rights the Employee may have in such Proprietary Information. At all times, both during employment by the Company and after any termination, the Employee will keep in confidence any and all Proprietary Information, and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of the Company, except as may be necessary in the ordinary course of performing the Employee's duties for the Company.

         9. In the event of a termination of employment, for any reason, the Employee will immediately deliver to the Company all documents and data of any nature pertaining to work with the Company and Proprietary Information and all copies thereof which the Employee has in his or her possession and the Employee will not take any documents or data of any description or any reproduction of any description containing or pertaining to any Proprietary Information.

         10. The Employee shall promptly disclose to the Company any and all improvements, inventions, whether or not patentable, formulas, processes, techniques, know-how, and data, made or conceived or reduced to practice or learned by the Employee, either alone, or jointly with others, during and prior to the period of the Employee's employment with the Company, including but not limited to, any and all such inventions made or acquired by Delargen or Gemini Biotech, Ltd. All such improvements, inventions, formulas, processes, techniques, know-how and data are hereinafter referred to as "Inventions".

         11. The Employee agrees that all Inventions shall be the sole property of the Company, and the Company shall be the sole owner of all intellectual property rights related thereto. The Employee hereby assigns to the Company all of the Employee's rights, title and interest in and to all Inventions. The Employee further agrees as to all such Inventions to assist the Company in every proper way (at the Company's expense) to obtain, and from time to time enforce, rights to the Inventions. Employee agrees to render such assistance even if and after his or her employment should terminate.

         12.      (a)      The Employee represents that performance of all the
                           terms of this Agreement and/or employment by the Company does not, and will not breach any agreement with any other person or entity, including, without limitation, any agreement to keep in confidence proprietary information of third parties acquired by the Employee in confidence or in trust prior to employment by the Company. The Employee has not brought and will not bring to the Company, or use in the performance of his/her responsibilities at the Company any materials or documents of a former employer that are not generally available to the public. The Employee also agrees that, in connection with his or her employment with the Company, the Employee is not to breach any obligation of confidentiality that the Employee has to former employers.

                  (b) The Employee is not a party to or otherwise bound by an agreement or arrangement, or subject to any judgment, decree or order of any court or administrative agency, (i) that would conflict with the Employee's obligation to diligently promote and further the interest of the Company, or (ii) that would conflict with the Company's business as now conducted or as proposed to be conducted.

         13.      (a)      This Agreement shall be effective as of the
                           earlier of the first day the Employee is employed by the Company or date of execution of this Agreement.

                  (b) This Agreement shall be binding upon the Employee, the Employee's spouse, heirs, executors, assigns and administrators and shall inure to the benefit of the Company, its successors, and assigns.

                  (c) This Agreement shall be construed under and according to the laws of the State of Florida. In the event of any dispute arising out of this Agreement, the prevailing party will be entitled to its reasonable attorneys' fees.

                  (d) The parties agree that in the event of Employee's breach of Employee's obligations, Employer would be irreparably damaged, and therefore, in addition to, other remedies available to Employer, the Employer shall be entitled to injunctive relief against Employee, provided, however, that at the request of the Company, such dispute shall be resolved in accordance with the commercial arbitration rules of the American Arbitration Association by binding arbitration held in Gainesville, Florida.

                  (e) In the event that any provision hereof shall be determined by any court of competent jurisdiction to be unenforceable or otherwise invalid as written, the same shall be enforced and validated in a re-written form permitted by the applicable law. The provisions hereof are severable and the unenforceability or invalidity of any provision hereof shall not affect the remainder of the provisions of this agreement. Furthermore, the unenforceability or invalidity of any provision in one jurisdiction shall not affect the enforceability or validity of such provision in any other jurisdiction.

                  (f) Nothing herein shall obligate the Company to continue to retain the Employee in the Company's employment or limit or impair the Company's ability to terminate the employment of the Employee at will with or without cause for any reason. The Employee is an employee at will.

                  (g) In the event of a violation of this Agreement, if the Employee is prevented by a court from committing any further violation, whether by a temporary restraining order, injunction or otherwise, the time periods set forth in this Agreement shall be computed by commencing the periods on the date of the applicable court order and continuing them from that date for the full period provided.

                  (h) The Employee shall have the right to request a waiver of all or part of the restrictions contained in this Agreement by providing the Company with a written statement containing all relevant details. The Company may, in its sole discretion, waive all or part of the restrictions contained in this Agreement on such terms and conditions, and to such extent, as it, in its sole discretion, deems appropriate.
                           Such waiver must be in writing.

                  (i) For one (1) year following the termination of this Agreement for any reason, the Employee agrees to show this Agreement to any person or entity before he directly or indirectly owns, manages, operates, controls, becomes employed by, becomes a shareholder of, becomes a director of, becomes an officer of, participates in, contracts with or becomes connected in any capacity or in any manner with such person or entity.

AGREED TO and ACCEPTED this 18th day of August, 1998.


EMPLOYEE:                                     ELECTROPHARMACOLOGY, INC.

By: /s/ Krishna Jayaraman                     By:    /s/ Arup Sen
    ---------------------                       ------------------------
                                              Title: Chairman & CEO

_______/s/____________________________        ____/s/ __________________________
           (Witness)                                  (Witness)

                            Exhibit B of Exhibit 10.1
                        INCENTIVE STOCK OPTION AGREEMENT

THIS AGREEMENT is made as of August 18, 1998, by and between Electropharmacology, Inc., (the "Company") and Krishna Jayaraman ("Optionee").

                                   WITNESSETH

WHEREAS, pursuant to the 1993 Stock Option Plan, as amended on November 1, 1996, (the "Stock Option Plan"), the Plan Committee of the Board of Directors of the Company (the "Plan Committee") has authorized the granting to Optionee of an incentive stock option to purchase the number of shares of Common Stock ("Common Stock") of the Company specified in Paragraph 1 hereof, at the price and specified therein, such option to be for the term and upon the terms and conditions hereinafter stated;

NOW, THEREFORE, in consideration of the promises and of the undertaking of the parties hereto contained herein, it is hereby agreed:

1. Number of Shares: Option Price. Pursuant to said action of the Plan Committee, the Company hereby grants to Optionee the option ("Option") to purchase, upon and subject to the terms and conditions of said Stock Option Plan, all of any part of 250,000 shares of Common Stock of the Company for cash at the price of $1.06 per share.

2. Term. This Option shall expire at the close of business on August 18, 2008 unless such Option shall have been terminated prior to that date in accordance with the provision of the Stock Option Plan or this Agreement. The terms "Parent" and "Subsidiary" herein mean a parent corporation or a subsidiary corporation, as such terms are defined in the Stock Option Plan.

3. Vesting. Shares subject to exercise shall be 50,000 immediately, 62,500 on each of the first and second anniversaries of the date hereof and the remaining 75,000 on the third anniversary of the date hereof. All shares shall thereafter remain subject to exercise for the term specified in Paragraph 2 hereof, provided that Optionee is then and has continuously been an employee of the Company, a Parent or Subsidiary, subject, however, to the provisions of Paragraph 5 hereof.

4. Exercise. The Option may be exercised by written notice delivered to the Company stating the number of shares with respect to which the Option is being exercised, together with a check made payable to the Company in the amount of the purchase price of such shares plus the amount of applicable federal, state and local withholding taxes and the written statement provided for in Paragraph 9 hereof, if required by said Paragraph 9. Not less than 100 Shares may be purchased under such Option at the time. Only whole shares may be purchased.

5. Exercise on Termination of Employment. In the event Optionee's employment is terminated, Optionee's right to exercise his/her options, if any, shall be governed by Section 7 of the Stock Option Plan.

6. Nontransferability. This Option may not be assigned or transferred except by will or by the laws of descent and distribution, and may be exercised only by Optionee during his/her lifetime and after his/her death, by his/her representative or by the person entitled thereto under his/her will or the laws of interstate succession.

7. Optionee Not a Shareholder. Optionee shall have no rights as a shareholder with respect to the Common Stock of the Company covered by such Option until the date of issuance of a stock certificate or stock certificates to him upon exercise of the Option. No adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate or certificates are issued, except as provided in Section 10 of the Stock Option Plan.

8. Modification and Termination. The rights of Optionee are subject to modification and termination in certain events as provided in Sections 7 and 10 of the Stock Option Plan.

9. Restrictions on Transfer of Shares. Securities Law Restrictions. Optionee represents and agrees that upon his/her exercise of the Option, in whole or in part, unless there is in effect at that time under the Securities Act of 1933, a registration statement relating to the shares issued to him, he/she will acquire the shares issuable upon exercise of this Option for the purpose of investment and not with a view to the resale or further distribution, and that upon such exercise thereof he will furnish to the Company a written statement to such effect, satisfactory to the Company in form and substance. Optionee agrees that any certificate issued upon exercise of this Option may bear a legend indicating that its transferability is restricted in accordance with applicable state and federal securities laws. Any person or persons entitled to exercise this Option under the provisions of Paragraph 4 and 5 hereof shall, upon each exercise of the Option under circumstances in which Optionee would be required to furnish such a written statement, also furnish to the Company a written statement to the same effect, satisfactory to the Company in form and substance.

10. Plan Governs. This agreement and the Option evidenced hereby are made and granted pursuant to the Stock Option plan and are in all respects limited by and subject to the express terms and provisions of that Plan, as it may be amended from time to time and construed by the Plan Committee of the Board of Directors of the Company. It is intended that this Option shall qualify as an incentive stock option as defined by Section 422 of the code, and this Agreement shall be construed in a manner which will enable this Option to be so qualified. Optionee hereby acknowledges receipt of a copy of the Stock Option Plan.

11. Notices. All notices to the Company shall be addressed to the President of the Company at the principal office of the Company at 1109 N.W. 13th Street, Gainesville, Fl 32601, and all notices to Optionee shall be addressed to Optionee at the address of Optionee on file with the Company or its subsidiaries, or to such other address as either may designate to the other in writing. A notice shall be deemed to be duly given if and when enclosed in a properly addressed sealed envelope deposited, postage prepaid, with the United States Postal Service. In lieu of giving notice by mail as aforesaid, written notice under this Agreement may be given by fax or personal delivery to Optionee or to the President (as the case may be).

12. Sale or Other Disposition. Optionee understand that, under current law, beneficial tax treatment resulting from the exercise of this option will be available only if certain requirements of the Code are satisfied, including with limitation, the requirement that no disposition of shares of Common Stock of the Company acquired pursuant to exercise of this Option be made within two years from the grant date or within one year after the transfer of such shares to him/her. If Optionee at any time contemplates the disposition (whether by sale, gift or exchange, or other form or transfer) of any shares acquired by exercise of this option, he or she will first notify the Company in writing or such proposed disposition and cooperate with the Company in complying with all applicable requirements of law, which, in the judgment of the Company, must be satisfied prior to such disposition. In addition to the forgoing, Optionee hereby agrees that if Optionee disposes (whether by sale, exchange or gift, or otherwise) of any shares acquired by exercise of this Option within two years of the grant date or within one year after the transfer of such shares to Optionee upon exercise of this Option, then Optionee shall notify the Company of such disposition in writing within 30 days from the date of such disposition. Said written notice shall state the date of such disposition, and the type and amount of the consideration received for such shares or shares by Optionee in connection therewith. In the event of any such disposition, the company shall have the right to require Optionee to immediately pay the company the amount of taxes (if any) which the Company is required to withhold under federal and/or state law as a result of the granting or exercise of the subject Option in the disposition of the subject shares.

13. Holdback. In accepting the grant of the Option, Optionee hereby agrees that, in the event of any underwritten public offering of the Company's securities pursuant to which any of its securities are registered pursuant to the Securities Act of 1933, as amended, and to the extent the underwriter of such offering requests that certain shareholders of the Company agree to do so, the Optionee will agree not to sell any of the Common Stock issued or issuable upon exercise of this Option for such period of at least 12 months after the closing of such public offering, and to sign a 12-month holdback agreement to that effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                        ELECTROPHARMACOLOGY, INC.

                                                  /s/ Arup Sen
                                        ------------------------------
                                        Title:    Chairman & CEO
                                        ------------------------------

                                        OPTIONEE:

                                                 /s/ Krishna Jayaraman
                                        ------------------------------
                                        Signature

                                        Krishna Jayaraman
                                        ------------------------------
                                        (Typed or Printed Name)

                                        Address:

                                        ------------------------------

                                        ------------------------------

                                        ------------------------------